UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

March 17, 2010 (March 16, 2010)
(Date of Report (date of earliest event reported))

Hughes Communications, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-33040	13-3871202
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employee IdentificationNumber)

11717 Exploration Lane Germantown, Maryland 20876
(Address of principal executive office and Zip code

 (301) 428-5500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 -- Registrant's Business and Operations
Item 1.01.  Entry into a Material Agreement.

On March 16, 2010, Hughes Network Systems, LLC (the “Company”), a wholly-owned subsidiary of Hughes Communications, Inc., entered into an amended and restated credit agreement (the “Agreement”) with the lenders party thereto, JP Morgan Chase Bank, N.A. (the “Administrative Agent”), as administrative agent, and Barclays Capital, as syndication agent.  The Agreement amended and restated the Credit Agreement dated April 22, 2005 (which was amended and restated previously on June 27, 2005 and April 13, 2006) among the Company, the lenders party thereto and the Administrative Agent which evidences the Company’s senior secured $50 million revolving credit facility (the “Revolving Credit Facility).  Pursuant to the terms of the Agreement, among other changes, the maturity date of the Revolving Credit Facility was extended to March 16, 2014, subject to an early maturity date of 91 days prior to March 16, 2014 in the event the Company’s 9 ½% Senior Notes due 2014 and the Company’s $115 million term loan facility are not (i) repaid in full or (ii) refinanced with new debt (or amended) with maturities of no earlier than 91 days after March 16, 2014.  The pricing with respect to the Revolving Credit Facility was amended to be: (i) in respect of the interest rate, at the Company’s option, the ABR (as defined in the Revolving Credit Facility) plus 2.00% or the Adjusted LIBO Rate (as defined in the Revolving Credit Facility) plus 3.00%, and (ii) in respect of the participation fee for outstanding letters of credit, 3.00% per annum, in each case subject to downward adjustment based on the Company’s leverage ratio.

Section 2 – Financial Information
Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

    (a)  See Item 1.01, which is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hughes Communications, Inc.

Date: March 17, 2010	By:	/s/ Dean A. Manson
	Name:	Dean A. Manson
	Title:	Senior Vice President,
General Counsel and Secretary

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